Exhibit 99.2

NEWELL BRANDS INC.

RECONCILIATION OF NON-GAAP MEASURES - CORE SALES OUTLOOK

	For the three months ending September 30, 2019
Estimated net sales change (GAAP)	-5%	to	-3%
Add: Estimated unfavorable foreign exchange and divestitures [1][2]		~1%
Core sales change (NON-GAAP)	-4%	to	-2%

[1]

“Currency Impact” represents the estimated effect of foreign currency on 2019 projected sales and is calculated as the difference between the 2019 reported sales vs. 2019 sales when applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures).

[2]

Divestitures include the exit of a distribution agreement with FireAngel (formerly Sprue Aegis) during the first quarter of 2018, the transition of direct sales to a licensing arrangement for Graco® within the European region entered into during the third quarter of 2018, the removal of specialized writing sales associated with the Bond® brand in anticipation of exiting the business, the planned exit of the distributorship of Uniball® products and, consistent with standard retail practice, net sales from retail stores planned to be closed. Also excludes impact of customer returns related to a product recall in Home and Outdoor Living segment.